Exhibit 5.1

ROBINSON BRADSHAW & HINSON

101 North Tryon Street, Suite 1900

Charlotte, North Carolina 28246

September 18, 2009

Alliance One International, Inc.

8001 Aerial Center Parkway

Morrisville, North Carolina 27560-8417

Re:	Registration statement on Form S-4 of Alliance One International, Inc. relating to the exchange offer for $670,000,000 aggregate principal amount of 10% Senior Notes due 2016

Ladies and Gentlemen:

We are issuing this letter in our capacity as counsel for and at the request of Alliance One International, Inc., a Virginia corporation (the “Issuer”), in connection with the proposed registration by the Issuer, pursuant to a Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission (the “Commission”) on or about September 18, 2009, under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”), of the Issuer’s offer to exchange (the “Exchange Offer”) up to $670,000,000 in aggregate principal amount of the Issuer’s 10% Senior Notes due 2016 (the “New Notes”) for and in replacement of the Issuer’s outstanding 10% Senior Notes due 2016, of which we understand $670,000,000 in aggregate principal amount is outstanding (the “Old Notes”). The New Notes are to be issued pursuant to the Indenture dated as of July 2, 2009, as amended and supplemented by the First Supplemental Indenture dated as of August 26, 2009 (as so amended and supplemented, the “Indenture”), by and among the Issuer, Deutsche Bank Trust Company Americas, as registrar and paying agent, and Law Debenture Trust Company of New York, as trustee, (the “Trustee”).

In such capacity, we have examined original, certified, conformed, electronic or photographic copies, certified or otherwise identified to our satisfaction, of such records, documents, certificates and instruments as we have deemed necessary and appropriate to enable us to render the opinions expressed below. In such review, we have assumed the genuineness of all signatures, the capacity of all natural persons, the authenticity of all documents and certificates submitted to us as originals or duplicate originals, the conformity to original documents and certificates of the documents and certificates submitted to us as certified, electronic, conformed or facsimile copies, the authenticity of the originals of such latter documents and certificates, the accuracy and completeness of all statements contained in all such documents and certificates, and the integrity and completeness of the minute books and records of the Issuer to the date hereof. As to all questions of fact material to the opinions expressed herein that have not been independently established, we have relied, without investigation or analysis of any underlying data, upon certificates and statements of public officials and representatives of the Issuer. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

Based upon and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that when (i) the Registration Statement becomes effective, (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (iii) the New Notes have been duly executed and authenticated in accordance with the provisions of the Indenture and duly delivered to the purchasers thereof in exchange for the Old Notes pursuant to the Exchange Offer, the New Notes will be validly issued by the Issuer and will be binding obligations of the Issuer.

Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and (iii) public policy considerations which may limit the rights of parties to obtain certain remedies.

Alliance One International, Inc.

September 18, 2009

The opinions expressed herein are limited to the corporation laws of the Commonwealth of Virginia, the laws of the State of New York and the federal laws of the United States, and we express no opinion with respect to the laws of any other state or jurisdiction. Opinions involving matters arising under the laws of New York and Virginia are given by lawyers in our firm who are licensed to practice in those jurisdictions.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm in the Registration Statement and the related prospectus under the heading “Legal Matters.” In giving this consent, we do not hereby admit that we are experts with respect to any part of the Registration Statement, including this Exhibit, within the meaning of the term “expert” as used in the Act or the rules and regulations of the Commission thereunder. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

ROBINSON, BRADSHAW & HINSON, P.A.

/s/ Robinson, Bradshaw & Hinson, P.A.